Exhibit 3.2


                               AMENDMENT NO. 5 TO
                         AMENDED AND RESTATED BYLAWS OF
                             SOUTHWEST WATER COMPANY

         The  following  sets  forth  the Fifth  Amendment  to the  Amended  and
Restated  Bylaws  (the  "Bylaws")  of  Southwest   Water  Company,   a  Delaware
corporation, which amendment shall be effective as of May 20, 2008.

         1. Section 1 of Article II of the Bylaws is hereby amended and restated in its entirety to read as follows:

         SECTION 1. Number and Term of Office. The number of directors shall be not less than seven nor more than nine, the exact number of directors to be fixed from time to time within such range by the Board of Directors acting pursuant to a resolution adopted by affirmative vote of a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time of any such resolution).

         Except as provided for in Section 2 of this Article, each director shall be elected by a vote of the majority of the votes cast with respect to the director at any meeting for the election of directors at which a quorum is present, provided that if the number of nominees exceeds the number of directors to be elected, the directors shall be elected by the vote of a plurality of the votes cast with respect to the director at any such meeting. For purposes of this Section, a majority of the votes cast means that the number of shares voted "for" a director must exceed fifty percent of votes cast with respect to that director.

         If a director is not elected, the director shall offer to tender his or her resignation to the Board. The Nominating and Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Committee's recommendation and publicly disclose its decision and the rationale behind it within ninety (90) days from the date of the certification of the election results. The director who tenders his or her resignation will not participate in the Committee's recommendation or the Board's decision. If, for any cause, the Board of Directors shall not have been elected at an annual meeting of stockholders, they may be elected as soon thereafter as convenient at a special meeting of the stockholders called for that purpose in the manner provided in these Bylaws.